CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Investment House Funds relating to the financial statements and financial highlights of The Investment House Growth Fund, a series of shares of beneficial interest in The Investment House Funds. Such financial statements and financial highlights appear in the July 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

November 27, 2023